Exhibit 10.2

Mutual Engagement Agreement

THIS AGREEMENT IS MADE THE 4TH DECEMBER 2015 BETWEEN:

ROI Land Investments Ltd (“ROI”), a limited liability company organised under the laws of the State of Nevada, United States of America with IRS Employer Identification Number 26-1574051 whose principal place of business is located at 999, Blvd. Maisonneuve West 7ième étage Suite 750,Montréal, (QC) H3A 3L4 Canada.

Gulf Central Agency Asset Management Ltd, (“GGA AM”), a limited liability company organised under the laws of England and Wales with registration number 07815981, regulated by the Financial Conduct Authority and under the Bank of England supervision N 601013, whose registered office is at 55 Guilford Avenue, Surbiton, Surrey, KT5 8DG.

This agreement is to confirm the scope of engagement, fees and other terms on which GCA AM would be pleased to act as an advisor and introducer to ROI in connection with the introduction of potential investors (“Investors”) in ROI and/or its projects for an amount and conditions to be determined between both parties.

I. SCOPE OF RESPONSIBILITIES

A; GCA AM

GCA AM will use its reasonable commercial endeavours to identify Investors in ROI and/or its related companies or its or any of their nominees and to assist ROI in establishing a London base, with the aim of improving ROI services and products marketing and distribution capabilities. GCA AM will provide the necessary regulatory framework for these activities.

GCA AM shall not accept any investment commitments without the specific approval of ROI. The obligations of GCA AM hereunder shall be limited to to using its reasonable commercial endeavours to obtain a commitment acceptable toROI, however GCA AM shall not have any obligation to obtain such an investment or have any liability in connection therewith if notwithstanding such endeavours it is not able to secure such an investment.

B; ROI

ROI hereby engages GCA AM as its non exclusive agent to identify and introduce potential investors. This engagement is for an initial fixed period of three years from the date hereof. Thereafter it shall be automatically renewed yearly, unless at least three months notice is provided by either party to the other to expire at the end of the initial three year period or any subsequent yearly period.

GCA Asset Management • registered in England & Wales N07815981• FCA 601013•23Austin Friars • London •EC2N QP•

T +44(0) 207 112 9005• F +44(0) 207 112 9005

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II. COMPENSATION

ROI shall pay GCA AM the following in consideration of its services hereunder the foregoing:

1)	A non-refundable monthly retainer fee of £25k to be paid quarterly in advance, the first instalment to be payable on the signing of this agreement.
2)	The cost of a Bloomberg terminal (two year contract - £40k) to be paid upfront upon signing this agreement.
3)	A non-refundable success fee of 4% flat of the principal amount invested in ROI and/or its related companies or its or any of their nominees, upon the signature of the Investor and receipt of funds.
4)	If within a period of 36 months after the introduction of an investor by GCA AM, ROI (and/or any of its related companies or its or any of their nominees) enters directly or indirectly into any investment arrangement with an Investor, ROI will be liable in accordance with this agreement to pay the relevant success fees as described in Clause 3 of this section.

ROI shall pay any sum due under this Agreement in cleared funds to a bank account nominated in writing by GCA AM to which the sum is payable, without any set-off, withholding or deduction.

If ROI fails to pay in full on the due date any amount which is payable to GCA AM pursuant to this agreement then, without prejudice to any other right or remedy, the amount outstanding shall bear interest, both before and after any judgment, in accordance with the Late Payment of Commercial Debts (Interest) Act 1998

III. OTHER TERMS

1)	Legal Expenses. ROI will promptly reimburse all legal and investigation expenses which may be incurred by GCA AM in connection with this agreement, subject to obtaining prior approval of ROI, not to be unreasonably withheld.
2)	Confidentiality. Each of ROI and GCA AM shall keep confidential the terms of this agreement, and all other non-public information, which comes into its possession as a result of working on this mandate, and will not use such information to the commercial detriment of the other. However, GCA AM will be free to provide this information to third parties who GCA AM reasonably believes would be interested in investing, without being liable to ROI for any loss caused by such third party.

GCA Asset Management • registered in England & Wales N07815981• FCA 601013•23Austin Friars • London •EC2N QP•

T +44(0) 207 112 9005• F +44(0) 207 112 9005

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3)	Indemnity. ROI will indemnify GCA AM and its employees, directors, shareholders, agents and representatives (each an “Indemnified Person”) and hold such Indemnified Person harmless against any and all losses, claims, expenses, damages or liabilities (including reasonable attorneys’ fees and the costs related to such claims) to which such Indemnified Person may become subject in connection with this Agreement, except for such losses, claims, damages or liabilities as are finally judicially determined to have directly resulted from the intentional or willful misconduct of such Indemnified Person. This indemnification provision survives any termination or expiration of this agreement.
4)	Communications. ROI will inform GCA AM in a timely manner all matters of which it becomes aware and which may be relevant to the investment proposal.
5)	Representations ROI recognizes and confirms that GCA AM, in connection with performing its services hereunder, (i) will be relying upon information supplied to it by or on behalf of ROI; and (ii) shall not be responsible for the accuracy or completeness of, or have any obligation to verify, the same.
6)	Liability. Except in the case of death or personal injury caused by negligence, or fraudulent misrepresentation, neither party shall be liable to the other by reason of any misrepresentation or any implied warranty, condition or other term, or any duty at common law, or under the express terms of this agreement, for any loss of profit or any indirect, special or consequential loss, whether caused by negligence or otherwise, and the entire liability of either party to the other in respect of any claim under or in connection with this agreement (except in the case of ROI for liability for fees payable) shall not in any circumstances exceed the amount payable to GCA AM under this Agreement up to the date of the claim.
7)	Severability; Amendments; Assignment. If any provision of this agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this agreement, which will remain in full force and effect. This agreement may not be amended, waived or assigned except in writing and signed by both GCA AM and ROI. This agreement shall be binding upon and for the benefit of ROI and GCA AM and their respective successors and permitted assigns.
8)	Counterparts; Commencement. This agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other party.
9)	Governing Law; Jurisdiction. This agreement shall be governed by the laws of England, and shall be subject to the exclusive jurisdiction of the English courts, to which the parties agree to submit.

GCA Asset Management • registered in England & Wales N07815981• FCA 601013•23Austin Friars • London •EC2N QP•

T +44(0) 207 112 9005• F +44(0) 207 112 9005

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10)	No Third Party Rights. A person who is not a party to this agreement (other than an Indemnified Person) has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to rely upon or enforce any term of this agreement.
11)	Exclusion of implied terms. Any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law[, but nothing in this Agreement shall affect the liability of any party for any fraudulent misrepresentation.
12)	Entire agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes and extinguishes any previous agreement, understanding or communication between them relating to the subject matter of this Agreement, and each party acknowledges that in entering into this Agreement it does not rely on any representation, warranty or other term or any understanding except as expressly set out in this Agreement, and waives all rights and remedies which might otherwise be available to it in respect thereof, but nothing in this Agreement affects the liability of either party for fraudulent misrepresentation.

Please confirm your agreement with the foregoing by signing and returning. We look forward to the opportunity of working with you.

Sincerely yours,

Gulf Central Agency Asset Management Ltd

By: Hakim Azaiez- Managing Director

Date: 04/12/2015

Agreed and Accepted:

ROI land Investments Ltd

By: Sami B. Chaouch-Executive Chairman

Date: 04-12-2015

GCA Asset Management • registered in England & Wales N07815981• FCA 601013•23Austin Friars • London •EC2N QP•

T +44(0) 207 112 9005• F +44(0) 207 112 9005

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